FORM AWARD
EXHIBIT 4.10

STOCK OPTION AGREEMENT
WITH PERFORMANCE-BASED VESTING

        This STOCK OPTION AGREEMENT (this “Agreement”), is made and entered into as of  , by and between 3D SYSTEMS CORPORATION, a Delaware corporation (the “Company”), and    (the “Participant”).

The 2015 Incentive Plan (the “Plan”) of 3D Systems Corporation is designed to assist the Company and its subsidiaries and affiliates in attracting and retaining employees and consultants of outstanding competence by providing an incentive that permits the persons responsible for the Company’s growth to share directly in that growth and to further the identity of their interests with the interests of the Company’s stockholders. The Participant is eligible to receive grants of stock options to purchase shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) under Section 5 of the Plan.

SECTION 1. GRANT OF OPTION.

(a)Grant. On the terms and conditions set forth in this Agreement, including Section 4(c), the Company grants to the Participant on the Date of Grant the option to purchase at the Exercise Price, up to _______ (___________________) shares of Common Stock (the “Shares”). The Exercise Price per Share is the Fair Market Value on the Date of Grant.

(b)Date of Grant. For purposes of this Agreement, the “Date of Grant” shall be the date first set forth above.

(c)Exercise Price. For purposes of this Agreement, the “Exercise Price” per Share will be the Fair Market Value on the Date of Grant.

(d)Type of Option. This option is intended to be an Nonqualified Stock Option, as defined under the Plan.

(e)Stock Plan and Defined Terms. This option is granted pursuant to the Plan, a copy of which the Participant acknowledges having received. The provisions of the Plan are incorporated into this Agreement by this reference. Terms used herein with an initial capital letter have the meanings assigned to such terms in the Plan unless a different meaning is expressly specified.
SECTION 2. PERFORMANCE-BASED VESTING.

(a)Vesting Date. This option shall vest and become exercisable on such date (the “Vesting Date”) that the Common Stock has attained the performance levels set forth in the Section 2(b) below; provided, that the Participant’s employment with the Company has been continuous from the Date of Grant through the Vesting Date. Once a portion of this option has vested, such portion may be exercised, in whole or in part, at any time and from time to time prior to its expiration or earlier termination under Section 6.

(b)Performance Levels. The Vesting Date shall be the earliest date following the six month anniversary of the Date of Grant when the Fair Market Value of a share of Common Stock on each trading day of a ninety (90) consecutive day period is equal to or exceeds:

i.with respect to ____________ (_______) Shares granted under this option, [●] Dollars ($[●].00) per share; and

ii.with respect to ____________ (_______) Shares granted under this option, [●] Dollars ($[●].00) per share.

SECTION 3. NO TRANSFER OR ASSIGNMENT OF OPTION.

Except as otherwise provided in this Agreement, this option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process without the written consent of the Company.
SECTION 4. EXERCISE PROCEDURES.

(a)Notice of Exercise. The Participant or the Participant’s representative may exercise this option with respect to any portion that has become vested and exercisable by giving written notice to the Company. The notice shall specify the election to exercise this option, the number of Shares for which it is being exercised and the form of payment. The person exercising this option shall sign the notice. In the event that this option is being exercised by the representative of the Participant, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise this option. The Participant or the Participant’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 5 for the full amount of the Exercise Price multiplied by the number of Shares with respect to which this option is being exercised (the “Purchase Price”).

(b)Issuance of Shares. Except as provided in Section 4(c), after receiving a proper notice of exercise, the Company shall cause to be issued one or more certificates evidencing the Shares for which this option has been exercised. Such shares shall be registered in the name of the person exercising this option. The Company shall cause such certificates to be delivered to or upon the order of the person exercising this option.

(c)Cash Settlement of Option. Upon receipt of the notice of exercise, the Company, in its discretion and without the need for consent of the Participant or the Participant’s representative, may direct that the notice of exercise shall be treated as a written notice to exercise a Stock Appreciation Right for the same number of Shares for which this option is vested and exercisable and specified in the notice of exercise (the “Exercise Shares”). In that event, (i) within ten days of the Company’s receipt of the notice of exercise the Company shall make a single cash payment to the Participant or the Participant’s representative equal to the excess of the aggregate Fair Market Value of the Exercise Shares on the exercise date over the aggregate Purchase Price of the Exercise Shares; (ii) any amount that the Participant or the

Participant’s representative paid or tendered as payment of the Purchase Price will be returned and (iii) this option shall be cancelled with respect to the number of Shares equal to the number of Exercise Shares.

(d)Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the exercise of this option, the Participant, as a condition to the exercise of this option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Participant shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising this option.
SECTION 5. PAYMENT FOR STOCK.

All or part of the Purchase Price for an exercise of this option may be paid either

(a)in cash, by wire transfer or by certified check or bank cashier’s check, payable to the order of the Company, or (b) by surrendering a number of Shares received upon exercise of this option such that the Fair Market Value of such surrendered shares is equal to the aggregate Exercise Price of all shares being received pursuant to an exercise of this option (a “Cashless Exercise”); provided, however, that the Company shall have the discretion to determine whether a Cashless Exercise may be made upon each exercise of an option by the Participant. Any Cashless Exercise under this Section 5 will be conducted in a manner acceptable to the Company through a third party broker, and otherwise in compliance with Section 402 of the Sarbanes‑Oxley Act.

SECTION 6. TERM AND FORFEITURE.

(i)Basic Term. This option shall in any event expire on the tenth anniversary of the Date of Grant.

(ii)Forfeiture. Any portion of this option that is not exercisable on the date of Termination shall be forfeited immediately and be of no further force or effect.

SECTION 7. TAX CONSEQUENCES.

(a) Consult Tax Advisor. The Participant may incur tax liability as a result of the Participant’s purchase or disposition of Shares. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF SHARES.

SECTION 8. MISCELLANEOUS PROVISIONS.

(a)Rights as a Shareholder. Neither the Participant nor the Participant’s representative shall have any rights as a shareholder with respect to any Shares subject to this option until the Participant or the Participant’s representative becomes entitled to receive such Shares by filing a notice of exercise and paying the Purchase Price pursuant to Sections 4 and 5.

(b)No Retention Rights. Nothing in this option or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(c)Notice. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company in accordance with this Section 8(c).

(d)Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 9. ELECTRONIC DELIVERY

        The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

COMPANY:
3D SYSTEMS CORPORATION,
a Delaware corporation

By:
Name:
Title:

PARTICIPANT:

Name:

Address: ____________________________

____________________________________

____________________________________

Participant hereby designates _________________________ to be the beneficiary of the Award Shares, to the extent that the restrictions set forth in Section 4 of this Agreement relating to such Award Shares have not yet lapsed at the time of Participant’s death.